LOTON, CORP

Contact: Alex Kuznetrov

13499 Rue Huntington

Pierrefonds, QC H8Z1G3

Phone:  (438)8701351

Fax:   (450)9881288

E-mail:  lotoncorp@yahoo.com

PROFESSIONAL SERVICES AGREEMENT

between LOTON, CORP (LOTON) and SAFE CONBINED TRAFFIC, LTD (SCT)

PROFESSIONAL SERVICES AGREEMENT

Client: Safe Combined Traffic, Ltd.  (SCT), 155-660 Rothesay Ave, Saint John, NB, E2H2H2 Canada

Project:  2 storey residential building

Date: May 19, 2010

1.OVERVIEW

A. SCT, the CLIENT, requests that LOTON, CORP, the 3D visualization company, create a 3D visualization of their proposed project, 2 storey residential building.  This document is an agreement which outlines the scope of services and fees for performing the work defined herein.

B. This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

2.ASSUMPTIONS

A. This agreement is based on the architectural CAD drawings provided by the CLIENT.

B. The CLIENT shall conform to all applicable building codes and developmental restrictions.

C. Any services performed for the CLIENT by LOTON, CORP on the project defined herein in lieu of an executed agreement shall constitute an implied acceptance by the CLIENT for the scope, fees, and terms defined herein for those services rendered.

3.INFORMATION TO BE PROVIDED BY THE CLIENT

A. All architectural and site CAD files in AutoCAD.dwg format (release 2002 or later).  These files shall include at a minimum, the engineering site plan, floor plans, elevations, sections, landscape plans, and other significant design elements produced by others.

B. The name and position of a single representative whom will have the authority to accept and approve the services and invoices provided by LOTON, CORP and to direct tasks per contract on behalf of the CLIENT or Owner.

4.SCOPE OF PROFESSIONAL SERVICES

A. LOTON, CORP shall provide the professional services as described in Appendix A, SCOPE OF SERVICES.

5.FEES

A. LOTON, CORP shall charge fees as described in Appendix B, PROFESSIONAL FEES.

6.STANDARD BUSINESS TERMS AND CONDITIONS

1. The standard business terms and conditions for 3D visualization services provided by LOTON, CORP are defined in Appendix C, STANDARD BUSINES TERMS AND CONDITIONS.

Enclosures: Appendices A, B, & C

APPENDIX A - SCOPE OF SERVICES

Client: Safe Combined Traffic, Ltd.  (SCT), 155-660 Rothesay Ave, Saint John, NB, E2H2H2 Canada

Project: 2 storey residential building

Date: May 19, 2010

LOTON, CORP will prepare a 3D visualization that demonstrates the visual impact of the 2 storey residential building as described below.  This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

1.3D Animation

A. LOTON, Corp will create an animation of no less than 40 seconds and no more than 60 seconds.  Animations will include, at a minimum, a 20 second exterior sequence and a 20 second interior sequence.  All sequences will be created to maximize the viewer’s perspective and provide the greatest degree of understanding of the project’s design in the amount of time available, while limiting the viewer’s perspective to the boundaries of the property.

B. The animation will include all hardscape and landscape elements included in the CAD drawings.  All architectural details provided in the CAD drawings will be included in the animations.  Any details not provided in the original drawings, may be created later for inclusion in the final animation at a rate of $50/hr.  LOTON will use its best judgment to represent the structures where and when detailed information is not provided by the CLIENT.

C. LOTON will provide the CLIENT with a draft version of the 40 second animation sequence to review.  LOTON will revise, within reason, any elements of the sequence which were overlooked or elements which do not conform to the architectural data provided.  Colors and textures may be altered after the draft animation submission, at the request of the CLIENT, at no additional charge.  The CLIENT may elect to make any changes to the design not specified in the CAD files at a cost of $ 50/hr.

D. After making all specified corrections and/or changes to the draft animation, LOTON will present a final animation for approval by the CLIENT.

E. The CLIENT shall be allowed to provide a detailed script for camera movements throughout the project.  If the CLIENT fails to provide a detailed script of camera movements, then LOTON will use its best judgment to provide a pleasing script for camera movement and will not be responsible for changes to which may be reasonably considered unnecessary.

F. LOTON will not be responsible for post-production requirements such as dialogue.

2.3D Renderings

A. LOTON will provide six (6) high-resolution still images of the final proposed construction up to 3000 pixels wide by up to 3000 pixels high.  LOTON will not be responsible for printing any images or for obtaining aerial photography for use in renderings.

B. Still renderings will include three (3) exterior views and three (3) interior views.

3.Product delivery

A. LOTON will provide the CLIENT with the following products as delivery on the professional services provided.

1. A 40 second animation sequence in the form of a DVD for viewing in all standard DVD players.

2. Six high-resolution still renderings of the proposed 2 storey residential building in JPG format on a CD.

3. Pending any further contractual agreements the responsibility of LOTON will end at this point.

B. LOTON will not be responsible for CLIENT delays in providing a detailed script of camera movements.  LOTON may elect to postpone work on animation until a detailed script has been provided by CLIENT.

C. LOTON will not be responsible for CLIENT delays in providing structural approval of renderings.  If CLIENT does not provide structural approval or corrections of rendered building within 7 calendar days, LOTON will assume no responsibility for making changes and will continue with project as scheduled.  Further changes after 7 days may be billed at an additional cost to CLIENT.

APPENDIX B – PROFESSIONAL FEES

Client: Safe Combined Traffic, Ltd.  (SCT), 155-660 Rothesay Ave, Saint John, NB, E2H2H2 Canada

Project: 2 storey residential building

Date: May 19, 2010

The following are professional fees estimates ((TME) Time/Materials/Expenses Billings) for the project represented in this agreement as defined in Appendix A – Scope of Services herein.  All other services are excluded.

1. Fees

A. Total Fees for Item No. 1 (Scope of Services): $3,660  payable as follows:

   $1,830 50% Deposit (Notice to Proceed)

   $1,830 Upon completion of the items noted in Appendix A

Total estimate price of $3,660 comprises of the following:

20 sec interior walkthrough animation @ $60.00/per second

20 sec exterior walkthrough animation @ 60.00/per second

3 interior eye level still images (renderings)/ $210 each

3 exterior eye level still images (renderings)/ $210 each

B. Hourly fees of $50 per hour for additional services not included in Appendix A (Scope of Services), to be billed monthly as charges are incurred.

APPENDIX C – STANDARD BUSINESS TERMS AND CONDITIONS

Client: Safe Combined Traffic, Ltd.  (SCT), 155-660 Rothesay Ave, Saint John, NB, E2H2H2 Canada

Project:  2 storey residential building

Date: May 19, 2010

These Standard Business Terms and Conditions are attached to and made a part of this Proposal and Agreement for 3D Animation & Digital Design Services by LOTON for the Client.

1. Information to be provided by Client

Client must provide all information about the structure and materials/textures as necessary to create each scene.  This is generally the same information required by artists for hand renderings; including all plans, elevations, color chips, and material samples.  At the client's request, LOTON will use its best judgment to illustrate areas where information is missing, but cannot be held responsible for any changes caused by its judgments or from missing information.

If the Client does not provide data for placement of buildings, signage, driveways, site furnishings, landscape, etc., LOTON will use its best judgment to provide a pleasing/conforming layout.  LOTON does not provide an interior or architectural design service as part of this agreement.  It is the intent of any interior view to demonstrate the attributes of the space, where applicable.  Furnishings are provided primarily for scale, not as focal points. LOTON may, at the request of the Client, provide exterior landscape & hardscape design, where and as applicable to the completion or creation of scenes and motion paths.

2.  Colors and Materials

LOTON will use its best effort to accurately match color information and materials provided by client.  Client recognizes, however, that colors and materials will vary from the supplied information due to lighting conditions and the specific printer and/or display device used to display the image.  Reasonable variations from supplied color data material representation are to be expected.

3.  Client Reviews and Changes

Client understands that the 3D visualization process is not perfect, that “gray areas” will exist, and some information may be missing if not clearing and precisely specified in the CAD drawings.  For the process to be cost effective for both parties, Client will allow LOTON to use its experience and judgment to create the best possible animations and images given time, financial and informational constraints. LOTON will also allow Client opportunity to make reasonable changes as long as they significantly improve the presentation.

Client initiated changes are billed at a fee of $50 per hour and include changes to information and materials provided to LOTON by Client. Examples are changes in architectural elements, site orientations, and floor plan modifications.

After receipt of all client-supplied information, LOTON will complete the scenes required under this contract to the best of its knowledge and ability. All scenes will represent LOTON’s best effort and skill for design interpretation and aesthetics given the available information, time and cost constraints defined herein.

LOTON will deliver to CLIENT the 3 still renderings by email.  Client will promptly review the renderings for structural correctness and notify LOTON in writing within 3 business days of changes, if any, which Client feels, are essential to the success of the presentation.  LOTON will make the requested changes according to the terms specified in this agreement.  LOTON will deliver the draft, final, and production animations to the CLIENT by DVD.  LOTON reserves the right to utilize a watermark on the production animation and still renderings until receipt of final payment, at which time LOTON will deliver the production animation and still renderings without a watermark.

4.  Payment Schedule

The continuous progress of LOTON’s services requires prompt payment.  Whenever CLIENT requests LOTON to incorporate design changes beyond the scope of services specified in this agreement, LOTON reserves the right to bill CLIENT monthly for this additional work only.  We may, after seven (7) calendar days notice to Client, suspend services under this agreement until we have been paid in full for all amounts due for our services and expenses. No new work or additions will be commenced until previously agreed payments for design changes have been made in full.

Final 50% payment is due upon presentation of production animation and still renderings.

All payments shall be made to: LOTON, CORP at:

13499 Rue Huntington

Pierrefonds, QC H8Z1G3 Canada

5.  Time/Materials/Expenses Billings (TME)

A TME estimate is for information purposes only.  Actual fee may be more or less and based on the rates in effect at the time services are rendered. TME billings will be based on the hourly rate schedule in effect at the time services are offered.

6.  Use for Demonstration Purposes

Any and all video, animated sequences and prints may be used by LOTON for demonstration or marketing purposes.

7.  Attorney Fees

Should litigation arise, related to services under this Agreement, the prevailing party is entitled to recover reasonable costs including staff time, court costs, attorney fees and related expenses. The venue for all suits shall be QC, Canada.

8.  Taxes

Any government imposed taxes shall be added to the invoice for services under this Agreement.

9.  Cooperation with Other Consultants or Client's Attorney

Due to the various laws, rules and ordinances relating to Projects of this nature, legal counsel may be required which is excluded from this Agreement.  Client is expected to retain an attorney as needed for advice and participation as a professional team member.

10.  Termination

This Agreement and obligation to provide further service may be terminated by either party upon Ten (10) days written notice in the event of substantial failure by the other party to perform hereof through no fault of the terminating party.

11.  Renegotiation of Fees

LOTON reserves the right to renegotiate fixed fees to reflect changes in price indices and pay scales applicable to the period when services are, in fact, being rendered.

12.  Legal Interpretations Clarified

The services proposed herein are based on the work of professional computer animator /designer, and does not constitute the rendering of legal advice or opinion.  Interpretations of laws, rules, and ordinances are based solely on the professional opinion of the Client’s Counsel or hired Consultant’s.  The Client and/or Owner are advised to secure adequate legal counsel as needed for the project.

13.  Project Delays

The Client recognizes and agrees that various factors both within and without the control of LOTON can operate to delay our work, and the overall completion of the project.  The Client agrees that it shall not be entitled to any claim for damages on account of hindrances or delays from any cause whatsoever including, but not limited to: the production of digital images or animations; post-production; beginning or completion of construction; or, performance of any phase of the work pursuant to this Agreement.

14.  Limitation of Damages

LOTON’s complete liability for damages incurred, of any nature, shall not exceed the total contract fee as specified herein.

15.  Entire Understanding

This Proposal/Agreement represents the entire understanding between Client and LOTON in respect to this Project.

/s/Davis Poland__________                                                                                  /s/Alex Kuznetsov

David Poland, Director                                                                                           Alex Kuznetsov, Director

Safe Combined Traffic, Ltd.                                                                                   Loton, Corp.